[LOGO OF MEMBERS] MEMBERS
                                CAPITAL ADVISORS

July 10, 2008

Mr. Bob Buckingham
CUNA Mutual Insurance Society
5910 Mineral Point Road
Madison, WI 53705

Re: Administrative Services

Dear Bob:

CUNA Mutual Insurance Society, Inc. invests in one or more series of Ultra Series Fund, as underlying funding vehicles for certain variable life insurance policies and variable annuity contracts issued by it and/or its affiliates ("Variable Products"). MEMBERS Capital Advisors, Inc. serves as the investment advisor to Ultra Series Fund and, in that capacity, provides Ultra Series Fund investment advisory and administrative services.

CUNA Mutual Insurance Society, Inc. hereby agrees to provide the following sub-administration services to the owners of the Variable Products ("Owners") who allocate premium payments to subaccounts that invest in the Ultra Series Fund.

     1. Necessary personnel and facilities to establish and maintain accounting records for Owners;
     2.  Receiving, aggregating and processing Owners' orders;
     3. Providing and maintaining elective Owners' services such as preauthorized investment and/or redemption plans;
     4. Furnishing Owners prospectuses, proxy statements, annual and semiannual reports to shareholders and other communications;
     5. Servicing Owners, including answering questions and handling correspondence from Owners;
     6. Reporting and withholding federal and state income tax related to Owners' accounts; and
     7. Providing such other assistance and services as may be reasonably requested by Ultra Series Fund.

In return for such services, MEMBERS Capital Advisors agrees to pay CUNA Mutual Insurance Society, Inc. a fee equal to, on an annualized basis, 0.20% of the net assets of Ultra Series Fund attributable to the Variable Products. No fees shall be computed on assets attributable to CUNA Mutual Insurance Society, Inc.'s own qualified retirement plans.

Such fee shall be calculated and paid monthly in arrears.

Either party may terminate this Letter Agreement without penalty with 60-days' written notice to the other party.

                                                      5910 Mineral Point Rd.
                                                      Madison, WI 53705-4456
                                                      608.232.6111
                                                      memberscapitaladvisors.com
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CUNA Mutual Insurance Society, Inc.
July 10, 2008
Page 2 of 2

If you are in agreement with these terms, please countersign this Letter Agreement where indicated below and return it to my attention.

                            Sincerely,

                            /s/ David P. Marks
                            David P. Marks
                            President

Accepted and Agreed:
CUNA Mutual Insurance Society, Inc.

By:  /s/ Bob M. Buckingham
     ---------------------------
     Bob M. Buckingham
     Vice President